UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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NATURE’S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)
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NATURE’S SUNSHINE PRODUCTS, INC.
2901 West Bluegrass Blvd., Suite 100
Lehi, UT 84043

March 22, 2019

Dear Fellow Shareholder:

I invite you to attend the 2019 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 8, 2019, at 10:00 a.m., Mountain Daylight Time.

The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

Sincerely,

/s/ TERRENCE O. MOOREHEAD
Terrence O. Moorehead
President and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2019

To the Shareholders of Nature’s Sunshine Products, Inc.:

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”), of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at the Company’s principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, on Wednesday, May 8, 2019, at 10:00 a.m., Mountain Daylight Time, for the following purposes, which are more fully described in the accompanying proxy statement:

1.
To elect nine directors to the Company's Board of Directors (the “Board” or the “Board of Directors”). The nine directors are: Robert Jia (Hongfei), Kristine F. Hughes, Robert B. Mercer, Terrence O. Moorehead, Richard D. Moss, Mary Beth Springer, Robert D. Straus, J. Christopher Teets, and Jeffrey D. Watkins. All nine candidates are current Directors of the Company;

2.	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on February 27, 2019, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the Notice Regarding the Availability of Proxy Materials you received in the mail and the section of the accompanying proxy statement entitled “Questions and Answers about the 2019 Annual Meeting and this Proxy Statement”.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	Nathan G. Brower
March 22, 2019	Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2019

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://www.naturessunshine.com/us/company/c1/proxy-materials

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR
2019 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, May 8, 2019, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m., Mountain Daylight Time, at the Company’s principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 22, 2019, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “proxy materials”), and Annual Report for the year ended December 31, 2018 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail in this proxy statement:

•	To elect the nine directors named in the accompanying proxy statement to the Company’s Board of Directors (the “Board”) (Proposal One);

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two);

•	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board recommends that you vote your shares:

•	FOR each of the nine director nominees to the Board (Proposal One);

•	FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal Two); and

•	FOR the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2901 West Bluegrass Blvd., Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is February 27, 2019 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 19,273,275 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

How many votes do I have?

All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 19,273,275 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,636,638 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors) and Proposal Three (advisory resolution regarding compensation of named executive officers) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each proposal?

With regards to Proposal One, directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee receives a plurality of votes in favor of election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the election of director. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors.

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstentions will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Proposal Three is only advisory and the outcome of the vote is not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of this vote when setting compensation for the named executive officers. Abstention and broker non-votes will have no effect on the outcome of Proposal Three.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Three). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

How and when may I submit a shareholder proposal for the Annual Meeting?

The deadline to submit a shareholder proposal for the 2019 Annual Meeting, which was set forth in our proxy statement relating to our 2018 Annual Meeting, has passed and shareholders can no longer submit shareholder proposals for the 2019 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2020 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 23, 2019. If the 2019 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 8, 2019, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”.

If a shareholder wishes to present a proposal at our 2020 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2020 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”), for the Annual Meeting determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 9, 2020, and no earlier than February 8, 2020, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

However, if we determine to change the date of the 2019 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 8, 2019, shareholder proposals intended for presentation at the 2020 Annual Meeting, but not intended to be included in our proxy statement relating to the 2020 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the 2020 Annual Meeting is made by the Company, whichever occurs later (the “Alternate Date”). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2020 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Directors are elected at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting.

Directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee, meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee. If a nominee receives a plurality of the votes in favor of his or her election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but are not limited to, sound judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of an individual candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Nominees to Serve as Directors

The following table sets for the nominees for election to the Board.

Name	Age	Position	Director Since
Robert Jia (Hongfei)	52	Director	2016
Kristine F. Hughes	80	Director, Chairman Emeritus	1980
Robert B. Mercer	67	Director	2010
Terrence O. Moorehead*	56	Director, Chief Executive Officer	2018
Richard D. Moss **	61	Director	2018
Mary Beth Springer	54	Director	2013
Robert D. Straus	48	Director	2017
J. Christopher Teets	46	Director, Chairman	2015
Jeffrey D. Watkins	57	Director	2009

* Mr. Moorehead was appointed Chief Executive Officer effective October 1, 2018 and a member of the Board effective September 26, 2018.

** Mr. Moss was appointed by the Board effective May 25, 2018.

No family relationship exists among any of our director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Robert Jia (Hongfei). Mr. Jia has served on the Board since 2016, and currently serves on the Audit and Compensation Committees. Since Joining Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ("Fosun Pharma") in June 2013, Mr. Jia has served as Senior Vice President and Chief Financial Officer and co-Chief Investing Officer, and currently serves as Senior Counselor to CEO. Prior to joining Fosun Pharma, Mr. Jia served as Chief Financial Officer of Goodbaby International Holdings Limited, a global durable juvenile products company, from July 2011 to October 2012, and of Jingrui Properties (Group) Co., a real estate development and investment company, from September 2007 to May 2010. Mr. Jia previously held senior management positions at The Siemon Company and AchieveGlobal. Mr. Jia earned an M.B.A. from the University of Dallas and a B.S. degree from Fudan University in Shanghai. The Governance Committee believes Mr. Jia’s extensive international experience enhances the Board knowledge and skill in a key area. Mr. Jia is being nominated by the Governance Committee pursuant to an agreement between the Company and Fosun Pharma related to their Chinese joint venture.

Kristine F. Hughes. Ms. Hughes currently serves on the Board as the Chairperson Emeritus, and previously served as the Vice Chairperson of the Board from January 2013 to January 2019 and as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a director emeritus. The Governance Committee nominated Ms. Hughes to the Board because of its belief that her extensive experience as a co-founder, senior officer and member of the Board provides her with industry-specific management and governance knowledge and skills that strengthen the Board’s collective qualifications, skills and experience.

Robert B. Mercer. Mr. Mercer has served on the Board since 2010, and currently serves on the Audit Committee and as Chairman of the Governance Committee. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009, as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007, and as Senior Vice President, Government and Industry Relations, and General Counsel and Secretary for Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards, and currently serves as Chairman of the Board of Chancellors of the Mountain Valley Chapter of the Juvenile Diabetes Research Foundation (JDRF). Previously,

he was a member of the Board of Visitors of Duke Health, and was President, and a member of the Board of Directors of both the Mountain Valley Chapter of JDRF, and the Orange County, California Chapter of JDRF. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. The Governance Committee nominated Mr. Mercer to the Board because of its belief that he brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Terrence O. Moorehead. Mr. Moorehead was appointed to the Board in 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry, most recently as Chief Executive Officer of Carlisle Etcetera LLC, a subsidiary of Royal Spirit Group, from 2015 through July 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College. The Governance Committee nominated Mr. Moorehead to the Board because of its belief that he brings significant experience in Direct-to-Consumer, business transformation, and extensive leadership management skills in global consumer-oriented businesses, which strengthens the Board in key areas.

Richard D. Moss. Mr. Moss has served on the Board since May 2018, and currently serves on the Risk Management Committee and as Chairman of the Audit Committee. Mr. Moss served as Chief Financial Officer of Hanesbrands Inc., a leading Fortune 500 apparel company, from October 2011 until October 2017, after which he served in an advisory role at Hanesbrands until his retirement on December 31, 2017. Prior to his appointment as Chief Financial Officer, Mr. Moss led several key financial functions, including treasury and tax, at Hanesbrands from 2006 to 2011. From 2002 to 2005, Mr. Moss served as Vice President and Chief Financial Officer of Chattem Inc., a leading marketer and manufacturer of branded over-the-counter health-care products, toiletries and dietary supplements. Mr. Moss currently serves on the Board of Directors of Winnebago Industries, Inc., a leading U.S. recreational vehicle manufacturer. Mr. Moss received a B.A. and an M.B.A from Brigham Young University. The Governance Committee nominated Mr. Moss to the Board because of its belief that he brings significant financial and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Mary Beth Springer.  Ms. Springer has served on the Board since 2013, and currently serves on the Governance Committee, the Strategy Committee and as the Chairperson of the Risk Management Committee. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

Robert D. Straus. Mr. Straus has served on the Board since June 2017, and currently serves on the Governance committee and as the Chairperson of both the Compensation Committee and Strategy Committee. Mr. Straus is a Portfolio Manager at Wynnefield Capital Management, LLC, an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Managing Director or Senior Analyst at several investment banks over nearly 20 years, including Gilford Securities, MCF, ING Barings and Furman Selz. Mr. Straus currently serves as a director of S&W Seed Company (NASDAQ: SANW), a global agriculture company with its primary activities in alfalfa seed, hybrid sorghum and sunflower germplasm and stevia. Mr. Straus is a member of the Board of Directors of one private company, MK Acquisition LLC - an authentic mountain lifestyle apparel brand founded in Jackson Hole Wyoming since May 2015; he also served on the Board of Directors of Hollender Sustainable Brands LLC - a female sexual wellness consumer brand with its headquarters in Burlington, VT and an office in New York, NY and B Lane, Inc. dba Fashion to Figure - a women’s apparel plus-size omnichannel retailer based in New York, NY. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College. The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

J. Christopher Teets. Mr. Teets has served on the Board since 2015, and as Chairman of the Board since January 2019. Mr. Teets currently serves on the Compensation and Strategy Committees. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs & Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services

Corp. and Air Transport Services Group, Inc. He previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc., Encore Capital Group, Inc. and Yuma Energy, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Jeffrey D. Watkins. Mr. Watkins has served on the Board since 2009, and currently serves on the Risk Management Committee and Compensation Committee. Mr. Watkins is currently President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins previously served as a Director of Annuity and Life Re, Ltd., from 2003 until 2009, and as a Director of Carreker Corporation from 2006 until 2007. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. The Governance Committee nominated Mr. Watkins to the Board because he possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

CORPORATE GOVERNANCE
Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Moorehead and Ms. Hughes, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Mr. Jia’s affiliation with Fosun Pharma, one of our shareholders, Mr. Teets’ affiliation with Red Mountain Capital Partners LLC, one of our shareholders, Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.
Board Committees
The Board of Directors has five standing committees: Audit Committee, Compensation Committee, Governance Committee, Risk Management Committee and Strategy Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Risk Management Committee	Strategy Committee
Robert Jia (Hongfei)	X	X
Robert B. Mercer	X		Chair
Richard D. Moss	Chair			X
Mary Beth Springer			X	Chair	X
Robert D. Straus		Chair	X		Chair
J. Christopher Teets		X			X
Jeffrey D. Watkins		X		X

The Audit Committee.  The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Committee is responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. All members of the Audit Committee are independent directors. Our Board of Directors has determined that Messrs. Robert Jia, Robert B. Mercer and Richard D. Moss of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers, certain key employees, and Board members, approves the compensation to be paid to executive officers and certain key employees (other than the Chief Executive Officer) and makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer and all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  Under its Charter, all members of the Compensation Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee has from time to time retained the services of Fredric W.

Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook has also provided advice from time to time to the Compensation Committee with respect to the compensation and benefits of the Board.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Under its Charter, all members of the Governance Committee are required to meet the independence requirements of the NASDAQ Stock Market.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2019 Annual Meeting. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors.

The Risk Management Committee. The Risk Management Committee assists the Company’s Board of Directors in fulfilling its oversight responsibilities regarding the Company’s risk management by overseeing the Company’s risk management infrastructure and framework. The purpose of the Risk Management Committee includes overseeing and reviewing the identification and assessment of risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings (including FCPA trainings); product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. Each member of the Risk Management Committee is required to meet the independence requirements of the NASDAQ Stock Market and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least one member of the Committee shall be an "audit committee financial expert" as that term is defined by the SEC.

The Strategy Committee. The Strategy Committee was formed in January 2019, to assist the Board of Directors in fulfilling its oversight responsibility relating to the development and implementation of the Company's long-term strategy, including oversight of the risks and opportunities relating to such strategy and of strategic decisions relating to material investments, acquisitions, divestitures, joint ventures and strategic partnerships by the Company.  The Strategy Committee consists of at least three directors, each of whom must meet the independence and experience requirements of the NASDAQ Stock Market and the rules and regulations of the SEC.
Board Structure and Risk Oversight

Leadership Structure of the Board

Upon Mr. Probert’s resignation as Chairman and Chief Executive Officer, Mr. Teets was appointed as the Chairman and Mr. Moorehead was appointed as the Chief Executive Officer. The Board eliminated the position of Lead Independent Director upon dividing the roles of chairman and chief executive officer. As our Chairman, Mr. Teets is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Moorehead and Ms. Hughes. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present.

We believe that the leadership structure of the Board is appropriate because it provides both unified and consistent leadership, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management relating to the Company's financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. The Risk Management Committee oversees and reviews the identification and assessment of risks that the Company faces based on the internal and external environment and overseeing and reviewing the Company’s risks related to legal and regulatory requirements, including, but not limited to, oversight of the Company's enterprise risk management program; distributor compliance and direct selling best practices; employee compliance, such as code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; FCPA compliance and best practices; data protection and privacy, cybersecurity, and IT governance compliance and best practices; and foreign operations compliance. The Company has enabled a cybersecurity committee, which is an executive committee consisting of members from various corporate service groups of the Company, including human resources, operations, IT, finance and legal, which under the direction of the Risk Management Committee oversees the Company’s cybersecurity related policies and initiatives and reports to the Risk Management Committee regularly. Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in 2018

During 2018, our Board of Directors held 6 meetings and numerous informal informational sessions. Each member of the Board of Directors during 2018, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year or the portion thereof following such person’s appointment to one or more of those committees.

During 2018, the Audit Committee held 5 meetings, the Compensation Committee held 4 meetings, the Governance Committee held 3 meetings and the Risk Management Committee, formerly the Compliance Committee, held 4 meetings. The committees also held numerous informal informational sessions during the year.
Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings, Directors are encouraged to attend such meetings and seven Directors attended the 2018 Annual Meeting.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of The Code is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Director Compensation
Equity Compensation. Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date). Each such award vests in 12 equal successive monthly installments, over a one-year period measured from the grant date, subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director's separation from the Board or the expiration of a two-year period subsequent to the vesting of the entire RSU grant.
Cash Compensation. Each non-employee Board member receives an annual retainer of $50,000. The Chairman and Chairman Emeritus each receive an additional retainer of $25,000. During 2018, the Lead Independent Director received an additional retainer of $17,500. In January 2019 the Lead Independent Director position was eliminated in connection with splitting the Chairman of the Board and Chief Executive Officer roles. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Strategy Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; and each member of the Risk Management Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000. All annual retainers are pro-rated for any partial year of service.

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during 2018. Mr. Moorehead, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Director Compensation for 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($) (7)	All Other Compensation ($)(3)	Total ($)
Albert R. Dowden (4)	16,936	—	—	750	17,686
Robert Jia (Hongfei) (5)	67,023	100,004	73,750	750	241,527
Kristine F. Hughes	75,000	49,996	—	750	125,746
Robert B. Mercer	75,000	49,996	—	750	125,746
Richard D. Moss (6)	36,358	—	86,500	750	123,608
Mary Beth Springer	79,523	49,996	—	750	130,269
Rebecca Lee Steinfort (8)	20,995	—	—	750	21,745
Robert D. Straus	67,083	49,996	—	750	117,829
J. Christopher Teets	67,500	49,996	—	750	118,246
Jeffrey D. Watkins	72,500	49,996	—	750	123,246

(1)	Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Lead Independent Director Retainer ($)	Chairman Emeritus Retainer ($)	Committee Member Retainer ($)	Total ($)
Albert R. Dowden	16,936	—	—	—	16,936
Robert Jia (Hongfei)	50,000	—	—	17,023	67,023
Kristine F. Hughes	50,000	—	25,000	—	75,000
Robert B. Mercer	50,000	—	—	25,000	75,000
Richard D. Moss	30,108	—	—	6,250	36,358
Mary Beth Springer	50,000	15,000	—	14,523	79,523
Rebecca Lee Steinfort	16,936	—	—	4,059	20,995
Robert D. Straus	50,000	—	—	17,083	67,083
J. Christopher Teets	50,000	—	—	17,500	67,500
Jeffrey D. Watkins	50,000			22,500	72,500

(2)
On May 3, 2018, the Board approved a grant of 5,405 RSUs for each non-executive director, except for Mr. Jia. The Board approve a grant of 12,821 RUSs to Mr. Jia on August 2, 2018, which represented grants from 2017 and 2018 that had not previously been granted to Mr. Jia. The RSUs granted to directors vest in 12 monthly installments over a one-year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

(3)	Amounts reported in the “All Other Compensation” column represent $750 worth of credits to purchase the Company’s products.

(4)	Mr. Dowden retired from the Board effective May 2, 2018.

(5)	The fees shown as being paid to Mr. Jia were paid directly to Fosun Pharma.

(6)
Mr. Moss was appointed to the Board on May 25, 2018. On May 25, 2018, the Board approved a grant of an option to purchase 25,000 shares of our Common Stock to Mr. Moss. The option has a maximum term of 10 years and vested and became exercisable upon issuance.

(7)
The amounts reflected in this column represent the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(8)	Ms. Steinfort resigned from the Board effective May 2, 2018.
Expenses. Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2019. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2018 and 2017, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2018	2017
Audit Fees (1)	$1,156,515	$1,197,542
Tax Fees (2)	409,505	332,737
All Other Fees	—	25,350
Total Fees	$1,566,022	$1,555,629

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2018 and 2017, as well as other statutory audit related fees for these periods.

(2)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2018 and 2017, related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by the Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2018, all of the aggregate amounts set forth above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2018, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB), and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Submitted by:
Richard D. Moss, Chair
Robert Jia (Hongfei)
Robert B. Mercer

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this proxy statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

     Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers. We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 27, 2019, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 27, 2019, there were 19,273,275 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China	2,854,607	14.8%
Red Mountain Capital Partners LLC (4)
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067	2,511,837	13.0%
Wynnefield Capital, Inc. (5)
450 Seventh Avenue, Suite 509
New York, New York 10123	2,211,875	11.5%
Prescott Group Capital Management, LLC (6)
1924 South Utica, Suite 1120
Tulsa, OK 74104	1,999,404	10.4%
Paradigm Capital Management, Inc. (7)
9 Elk Street
Albany, NY 12207	936,523	4.9%
Directors and Named Executive Officers
Jeffrey D. Watkins, Director (8)	2,053,774	10.7%
Gregory L. Probert, Chief Executive Officer (9)	759,123	3.9%
Kristine F. Hughes, Chairperson Emeritus (10)	655,677	3.4%
Adriana Mendizábal, Chief Marketing Officer and President of NSP Americas (11)	103,159	*
Robert B. Mercer, Director (12)	57,574	*
Mary Beth Springer, Director (13)	49,075	*
J. Christopher Teets, Chairman of the Board (14)	41,101	*
Robert Jia (Hongfei), Director (15)	34,616	*
Robert D. Straus, Director (16)	29,955	*
Joseph W. Baty, Executive Vice President, Chief Financial Officer & Treasurer (17)	27,363	*
Richard D. Moss, Director (18)	25,000	*
Terrence O. Moorehead, Chief Executive Officer (19)	—	*
All Directors and Executive Officers as a group (17 persons) (20)	3,906,540	20.3%

* Less than 1 percent

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 27, 2019.

(2)
Calculated based on 19,273,275 shares of our Common Stock outstanding on February 27, 2019, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13D/A filed with the SEC on September 2, 2014, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares.

(4)
Based on Schedule 13F-HR filed with the SEC on February 14, 2019, and Schedule 13D/A filed with the SEC on September 2, 2014, by Red Mountain Capital Partners LLC (“RMCP LLC”), includes 2,407,801 shares held by Red Mountain Partners, L.P. (“RMP”) and 104,036 shares held by RMCP LLC. RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Mr. Willem Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCM and Mr. Mesdag may be deemed to beneficially own, and have voting and dispositive power over, the 104,036 shares held by RMCP LLC. Each of RMCM and Mr. Mesdag, however, disclaims beneficial ownership of all of these shares.

(5)
Based on Schedule 13F-HR filed with the SEC on February 14, 2019, and Schedule 13D filed with the SEC on June 12, 2017. Includes 2,184,329 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares.

(6)
Based on Schedule 13F-HR filed with the SEC on February 11, 2019, and Schedule 13D/A filed with the SEC on August 28, 2014, includes 1,999,404 shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(7)	Based on Schedule 13G/A filed with the SEC on February 9, 2018, Paradigm Capital Management, Inc. has sole voting and dispositive power over 936,523 shares.

(8)
Includes 1,999,404 shares beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 6 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. Also includes options exercisable for 25,000 shares and vested awards for 16,101 shares of Common Stock within 60 days of February 20, 2019, and 15,075 shares of Common Stock held by Mr. Watkins directly.

(9)	Includes options exercisable for 572,000 shares and 186,623 shares that Mr. Probert holds directly.

(10)
Includes (i) 79,352 shares that Ms. Hughes holds indirectly and (ii) 535,275 shares held by various family trusts, of which Ms. Hughes and her husband, Mr. Eugene L. Hughes, are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes 24,949 shares directly held by Mr. and Ms. Hughes, and 16,101 shares that will vest within 60 days of February 20, 2019, pursuant to an award of restricted stock units.

(11)	Includes options exercisable for 87,500 shares and 15,659 shares that Ms. Mendizábal holds directly.

(12)	Includes options exercisable for 25,000 shares and vested awards for 16,101 shares of Common Stock within 60 days of February 27, 2019, and 16,473 shares that Mr. Mercer holds directly.

(13)	Includes options exercisable for 25,000 shares and vested awards for 16,101 shares of Common Stock within 60 days of February 27, 2019, and 4,974 shares that Ms. Springer holds directly.

(14)
Includes options exercisable for 25,000 shares and vested awards for 16,101 shares of Common Stock within 60 days of February 27, 2019. Mr. Teets’ address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, California.

(15)	Includes options exercisable for 25,000 shares and vested awards for 9,616 shares of Common Stock within 60 days of February 27, 2019.

(16)	Includes options exercisable for 25,000 shares and vested awards for 4,955 shares of Common Stock within 60 days of February 27, 2019.

(17)	Includes 27,363 shares that Mr. Baty holds directly.

(18)	Includes options exercisable for 25,000 shares.

(19)	Due to Mr. Moorehead’s recent employment, he does not directly hold any shares of the Company’s, nor does he have any awards that will vest within 60 days of February 27, 2019 at this time.

(21)
Includes exercisable options for 882,000 shares and vested awards for 39,349 shares of Common Stock within 60 days of February 27, 2019 and 2,985,194 shares that the directors and executive officers either hold directly or may be deemed to beneficially own.

EXECUTIVE OFFICERS
The Company’s executive officers, as of the date of this report, are as follows:

Name	Age	Position	Served in Position Since
Terrence O. Moorehead	56	Chief Executive Officer	2018
Susan M. Armstrong	54	Chief Operations Officer	2014
Joseph W. Baty	62	Executive Vice President, Chief Financial Officer and Treasurer	2016
Nathan G. Brower	39	Executive Vice President, General Counsel and Secretary	2017
Tracee Comstock	53	Vice President - Human Resources	2018
Adriana Mendizábal	55	President NSP Americas and Chief Marketing Officer	2012
Daniel C. Norman	45	President, Synergy Worldwide	2007
Bryant J. Yates	45	President-RCEE & Wholesale	2013

Terrence O. Moorehead. Mr. Moorehead was appointed as the Company’s Chief Executive Officer effective October 1, 2018. Mr. Moorehead brings more than 25 years of experience in the retail consumer products industry, most recently as Chief Executive Officer of Carlisle Etcetera LLC, a subsidiary of Royal Spirit Group, from 2015 through July 2018. From 2013 through 2015, he served as Chief Executive Officer of Dana Beauty, Inc. From 1991 to 2013 he served in various capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital, for North America, President and Chairman of Avon Japan, and President of Avon Canada. Mr. Moorehead received his Masters of Business Administration in Marketing from Columbia University and a Bachelor of Arts in Economics and Marketing from Boston College.

Susan M. Armstrong.  Ms. Armstrong has served as the Company’s Executive Vice President, Chief Operations Officer since December 2014. Prior to her appointment as the Company's Chief Operations Officer, Ms. Armstrong served as Executive Vice President, Operations since joining the Company in March 2013. From June 2011 to March 2013, Ms. Armstrong served as Senior Vice President, Value Chain at Metagenics, a leading manufacturer and distributor of high quality dietary supplements and medical foods sold through health care practitioners in the U.S. and pharmacies abroad. From 2006 until 2011, Ms. Armstrong was Vice President, Global Supply Chain at Carl Zeiss Vision, a leader in ophthalmic lenses and eye care solutions. Ms. Armstrong received a Bachelor of Science degree in Chemistry from the University of Sheffield in the United Kingdom.

Joseph W. Baty.  Mr. Baty was appointed as the Company's Executive Vice President, Chief Financial Officer and Treasurer on October 31, 2016. Before joining the Company, Mr. Baty served as Executive Vice President and Chief Financial Officer at Schiff Nutrition International Inc. ("Schiff"), a publicly traded vitamins and nutritional supplements company, from 1999, until Schiff was acquired by Reckitt Benckiser Group PLC in December 2012. From 1997 until 1999, Mr. Baty was Senior Vice President, Finance at Schiff. Prior to 1997, Mr. Baty was a Certified Public Accountant and partner at KPMG, LLP. Mr. Baty received his B.S. in Accounting from the University of Utah in 1981.

Nathan G. Brower. Mr. Brower was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Prior to his appointment as the Company’s Executive Vice President, General Counsel and Secretary, Mr. Brower served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. He was previously Associate General Counsel at LifeVantage, Inc., a publicly traded network marketing company, from July 2011 until May 2015. Prior to his time at LifeVantage, Mr. Brower was a securities and corporate attorney in private practice at a large multinational law firm. Mr. Brower received a Bachelor of Science degree in Economics from Weber State University and a Juris Doctor degree from the University of Idaho.

Tracee Comstock. Ms. Comstock has served as the Company's Vice President, Human Resources since January 2018. From September 2016 to November 2017, Ms. Comstock was Vice President of Human Resources at Younique, LLC, a leading online peer-to-peer social selling platform in makeup and skin care products. From May 2013 to September 2016, Ms. Comstock held senior human resources positions at Young Living Essential Oils, Weave and Sun Edison. She has also served as the President and as a member of the Board of Directors of Salt Lake SHRM, a human resources organization in Utah. Ms. Comstock received a Bachelor of Arts degree from Brigham Young University.

Adriana Mendizábal. Ms. Mendizábal serves as President NSP Americas and Chief Marketing Officer. She was appointed President of NSP Americas in December, 2014 and Chief Marketing Officer in August 2017. Ms. Mendizábal joined the Company in 2012 as Executive Vice President of NSP Worldwide. Prior to this, she served as Senior Vice President Global

Marketing at Visa, Senior Vice President and General Manager for Mexico and Central America at Herbalife, Inc. She started her career at Procter and Gamble where she held multiple marketing leadership positions with impact at local, regional and global levels. Ms. Mendizábal earned a degree in Business & Marketing from the Instituto Tecnologico y de Estudios Superiores de Monterrey.

Daniel C. Norman. Mr. Norman serves as President of Synergy Worldwide since September 2007.  Prior to serving as President at Synergy his roles included Vice President of Operations and Vice President of Information Systems.  Prior to joining Synergy, Mr. Norman served as a Senior Manager of European Operations at Tahitian Noni International from 1998 through September 2004.

Bryant J. Yates. Mr. Yates currently serves as President-RCEE & Wholesale. Prior to this Mr. Yates has served as Executive Director-International of Nature’s Sunshine, Director-International-Europe/Middle East and General Manager of Nature’s Sunshine Products of Russia, an affiliate of the Company. Mr. Yates has been employed by the Company since 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2018, except that one late report was filed for each of Kristine Hughes, Joseph W. Baty and Nathan G. Brower with respect to: one report triggered by the sale of shares by Ms. Hughes; two reports triggered by withholdings of shares to pay the tax liability associated with the vesting of a prior grant of shares to Mr. Baty pursuant to his employment agreement; and one report triggered by withholding of shares to pay the tax liability associated with the vesting of a prior grant of shares to Mr. Brower pursuant to his employment agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation of our executive officers in 2018, specifically the following named executive officers ("NEOs"):

Named Executive Officer	Position
Terrence O. Moorehead	Chief Executive Officer (1)
Joseph W. Baty	Executive Vice President, Chief Financial Officer and Treasurer
Adriana Mendizábal	Chief Marketing Officer and President, NSP Americas
Gregory L. Probert	Former Chairman and Chief Executive Officer (2)

(1)     Mr. Moorehead was appointed the Company’s Chief Executive Officer effective October 1, 2018.

(2)
Mr. Probert’s employment with the Company terminated effective September 30, 2018. Mr. Probert provided the Company with transition related services pursuant to a Consulting Agreement until December 31, 2018. Mr. Probert also resigned as a member of the Company’s Board of Directors effective December 31, 2018.

In this section, we explain how our Compensation Committee made decisions related to the compensation of our named executive officers during 2018, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of 2018 that could affect a fair understanding of the named executive officers' compensation during 2018.

Executive Summary

The Company's compensation program is designed to reward our executives in a manner that supports a pay-for-performance philosophy, that aligns with shareholder value creation, and that maintains a level of compensation that allows us to attract and retain the best available executive team.

Our 2018 Performance

In 2018, the Company improved upon the previous year’s results and met or exceeded its financial objectives for the year led by growth in key international markets and effective cash flow management. The Company’s performance during 2018 may be summarized as follows.

•
The Company’s consolidated net sales increased by 6.7% compared to 2017, to $365.0 million in 2018. Revenue improvement was driven by double-digit growth in China (41%), NSP Russia and Central/Eastern Europe (20%) and Synergy (11%, including 35% growth in South Korea). This net sales growth was partially offset by a decline in NSP Americas (-5.9%). Measured in local currency, net sales were $367.5 million, rather than $365.0 million. The Company measures incentive results using local currency and excludes the impact of foreign exchange rates when assessing its financial results for incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team. For a description of how we translate foreign currency into local currency, please see our Annual Report on Form 10-K for the year ended December 31, 2018.

•
Adjusted EBITDA improved to $23.8 million in 2018 from $12.2 million the prior year, an increase of 98%. The Company defines adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and other adjustments the Compensation Committee deemed appropriate.

•	The Company also exited 2018 with $0 outstanding on its credit facility.
Key 2018 Compensation Decisions
The Company provides compensation in a manner that is aligned with long-term performance and improving governance and risk mitigation elements within the compensation structure.

•
The Company hired Mr. Moorehead as Chief Executive Officer on October 1, 2018, with total compensation set near the middle of the market and with the majority of his new hire equity award being a performance-contingent RSU grant that requires significant price appreciation to be earned. In determining the compensation of the new CEO, F.W. Cook, a leading executive compensation consulting firm, was consulted to help structure the offer to be competitive and aligned with shareholder interests.

•
We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive awards and long-term stock-based compensation, including performance-contingent, stock-based compensation. This allows us to create a positive relationship between our operating performance and shareholder returns. Our annual cash incentive plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based.

•	The 2018 annual cash incentive award program was primarily based on the attainment of corporate revenue and adjusted EBITDA financial performance goals.

•
As a result of our financial and overall business performance against the pre-established goals, the NEO bonus plan funded at an average of 103% of target. Mr. Moorehead’s 2018 cash incentive award was $167,375 for the period of October 1, 2018 through December 31, 2018. This reflected a pro-rata target cash incentive award, which was agreed upon in Mr. Moorehead’s employment agreement. There are no other contractually guaranteed bonus awards going forward.

•
2018 PRSU Grants. Mr. Moorehead’s employment agreement provided for a majority of his granted equity to be in price-contingent equity awards that require strong performance to be earned. The initial new hire grant of $2,350,000 included an award of performance-based restricted stock units (PRSU) with grant value of $1,350,000 that requires achievement of six escalating 45-day volume weighted stock price goals from $11.77 up to $25.34 within three years after the grant and that vest 50% upon achievement and 50% on the one-year anniversary of stock price goal achievement. The six stock price goals reflect substantial improvement over the stock price on the date of Mr. Moorehead’s hire. Mr. Moorehead was also provided a time-vesting RSU award with value of $1,000,000 that vests in equal installments over a three-year period.

•
In connection with attracting Mr. Moorehead and assisting with his relocation from New York to our Utah headquarters, the Company provided Mr. Moorehead a pre-tax $425,000 relocation signing bonus in October 2018, which was subject to repayment if Mr. Moorehead did not relocate to Utah within nine months of beginning employment. Mr. Moorehead satisfied the permanent relocation requirement. The relocation payment was a one-time payment and is not part of Mr. Moorehead’s ongoing future compensation.

•
In order to align the incentives of the other named executive officers with the incentives of Mr. Moorehead, the named executive officers (excluding Mr. Probert) each received an award of PRSUs in 2018 with substantially similar stock price goals as provided to Mr. Moorehead. The PRSUs vest in six equal installments upon achievement of six stock price goals that are achieved if the 45-day volume-weighted average stock price of the Company’s common shares is $11.77, $14.48, $17.20, $19.91, $22.63, and $25.34 and must be obtained within a three-year performance period. These PRSU grants were above the normal NEO program, but only dilute shareholders following significant stock price performance.

•
Regular NEO awards are made in the first quarter of each year and are 50% performance contingent. RSUs granted in 2018 to NEOs were subject to the Company achieving financial performance goals that tie directly to the execution of the Company’s five-year strategic plan and will be forfeited if the Company does not meet the financial performance goals.

•
The Company’s executive officers are subject to the Company’s stock ownership guidelines, including an ownership guideline of $1.0 million for our Chief Executive Officer, Mr. Moorehead. Mr. Moorehead has four years to satisfy the stock ownership guideline. The Company’s stock ownership guidelines require the named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary. Executive officers may meet the stock ownership guideline through the vesting of grants of stock options and RSUs, in addition to any shares of the Company’s capital stock that each executive officer then currently owns. All named executive officers satisfy the stock ownership guideline.

•
Company policy prohibits executives from entering into hedging transactions, such as put and call options that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company’s stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•	attract and retain qualified executives who will help the Company meets its goals;

•	reflect individual accomplishments and contributions to the Company, as well as overall Company performance;

•	align each executive officer's interests with those of the Company's shareholders; and

•	support the long-term strategic plan with short- and long-term incentives.

The Compensation Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is market-competitive, internally fair and highly dependent on short-term and long-term performance;

•	Linking a substantial portion of compensation to the Company's financial performance or stock price performance, with consideration given to individual contributions to that performance;

•
Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our performance and the market price of our common stock. The general objective is to balance equity compensation with short-term cash compensation, but there is no target compensation level that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth. Also, actual compensation earned at the end of every performance period may be below target if performance is below our annual and multi-year performance goals.

Compensation for the NEOs at the start of 2018, including our former CEO Mr. Probert, was generally set below the middle of the available market data to recognize the Company’s size and investments in future growth. Annual ongoing compensation for our new CEO, Mr. Moorehead, who was hired in October 2018, was set near the middle of market data available. Mr. Moorehead’s new hire grant was set higher than a typical year in order to induce him to begin employment and to provide a material stake in the future performance of the Company. The award should be viewed in the context of recruiting an outside CEO and the Compensation Committee anticipates that equity awards granted to Mr. Moorehead in 2019 and 2020 will not be as large as his initial new hire equity award.
Setting Executive Compensation

Major compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. In 2018, the Compensation Committee included the former CEO, Mr. Probert, in their first quarter decisions, while the decisions related to hiring a new CEO occurred in the third quarter so Mr. Moorehead could begin employment on the first day of October. The principal factors the Compensation Committee considers for ongoing annual decisions when setting the compensation levels for the named executive officers are as follows:

•	Comparison of the Company's performance against certain operating and qualitative goals identified in the Company's operating and strategic plans;

•	Comparative market data (reviewed from time to time);

•	Our Chief Executive Officer's recommendations for the other named executive officers;

•	Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

•	Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2018 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation was held on May 2, 2018, after the Compensation Committee had approved the 2018 compensation of the named executive officers. Of the votes cast on such proposal, 95.9 percent were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated March 23, 2018. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of 2018 and has not made substantial change in 2019. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes.

Role of External Advisor: In 2014, the Compensation Committee engaged the services of F.W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. In November 2014, F.W. Cook provided an Executive Compensation Report to the Compensation Committee (the “2014 Executive Compensation Report”). A new executive compensation report was not prepared in 2018, but the Compensation Committee considered the 2014 Executive Compensation Report and the recommendations of F.W. Cook as context when making executive compensation decisions in 2018. It is anticipated that the Compensation Committee will initiate a new benchmark study in 2019.
F.W. Cook also advised on the structure of the new CEO’s compensation package and provided the Compensation Committee with CEO compensation data from the following companies to provide general background on market compensation levels: Farmer Brothers, Inter Parfums, LifeVantage, Lifeway Foods, Medifast, MGP Ingredients, Nu Skin, Nutrisystem, Usana Health, and Vitamin Shoppe.
Role of Management: Our Chief Executive Officer presents his recommendations for base salaries, cash incentive and equity grants for the named executive officers to the Compensation Committee (other than for himself). These recommendations are generally based on the named executive officer's expected role in the Company's strategic plan, the Company's performance measured in terms of the sales revenue and adjusted EBITDA levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, cash incentive and equity grants.
The Compensation Committee recommends to our Board of Directors the base salary and cash incentive target for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.
The Compensation Committee also met several times to determine and negotiate the compensation program offered to Mr. Moorehead upon his external hire as CEO starting in October 2018.

Elements of Compensation
Each named executive officer's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon Company financial performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs and, in some cases, stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for named executive officers (salary, cash incentive and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each named executive officer's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of available data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Base Salary. Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance.

The Compensation Committee reviewed the base salaries of the Company’s executive officers, including the named executive officers, in December 2017. The CEO and other NEOs were not provided a 2018 salary increase. This was based on the recommendation of the Chief Executive Officer, the competitiveness of their current base salaries and the Company’s performance during 2017. As a result, as of January 1, 2018, the base salaries of the named executive officers were as follows:

Name	Base Salary as of January 1, 2018 ($)
Gregory L. Probert (1)	618,000
Joseph W. Baty	375,000
Adriana Mendizábal	350,000

(1)    Mr. Probert’s employment with the Company terminated effective September 30, 2018. Mr. Probert provided the Company with transition related services pursuant to a Consulting Agreement until December 31, 2018. Mr. Probert also resigned from his position as chairman and director of the Company’s Board of Directors effective December 31, 2018.

Pursuant to the employment agreement entered into between the Company and Mr. Moorehead effective September 14, 2018, Mr. Moorehead’s 2018 base salary is $650,000, which is slightly below the middle of the CEO data reviewed prior to his hire.

In June 2018, the Compensation Committee approved a 6.7% increase of the base salary of Ms. Mendizábal to $375,000. The increase was based on the recommendation of the Chief Executive Officer and reflected increases in the scope of her job responsibilities. Upon the retirement of Dr. Matt Tripp (Chief Science Officer) in May 2018, some of his job responsibilities were placed with Ms. Mendizábal. The CEO and other NEOs were not provided a 2018 salary increase.

The Compensation Committee reviewed the base salaries of the Company’s named executive officers, in December 2018. Based on the recommendation of the Chief Executive Officer, the competitiveness of their current base salaries and the Company’s performance during 2018, the NEOs were not provided a salary increase for the beginning of 2019. As a result, the base salaries of the named executive officers who remained employed by the Company on January 1, 2019 are as follows:

Name	Base Salary effective January 1, 2019 ($)	Percentage Increase (%)
Terrence Moorehead	650,000	—
Joseph W. Baty	375,000	—
Adriana Mendizábal	375,000	—

Annual Cash Incentive.  The annual cash incentive program is designed to reward our named executive officers for achieving or exceeding our annual goals.

For 2018, the Compensation Committee adopted an annual cash incentive program for the named executive officers based primarily on the attainment of corporate financial performance goals. Annual cash incentives for each named executive officer were related to the Company's overall financial performance, irrespective of separate business units. In addition, the Compensation Committee retained the discretion to increase or decrease the annual cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s aggregate target, based on its subjective evaluation of general corporate and individual performance.

The 2018 target annual cash incentive award (as a percentage of base salary) for each named executive officer was as follows:

Name	Target Cash Incentive (as % of Base Salary)
Terrence O. Moorehead (1)	100%
Gregory L. Probert (2)	100%
Joseph W. Baty	55%
Adriana Mendizábal	55%

(1)    Mr. Moorehead’s annual cash incentive for 2018 was agreed to in his employment agreement and is prorated based on the portion of 2018 during which he served as the Chief Executive Officer of the Company. There are no further cash incentive guarantees in 2019 or beyond.

(2)    Mr. Probert's target annual cash incentive is comprised of 75% target based on his annual base salary by virtue of his employment and 25% target being agreed upon in the consulting agreement wherein Mr. Probert provided transition related services until December 31, 2018.

The portion of the annual cash incentive award based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the annual cash incentive award attributable to these financial goals. The maximum annual cash incentive award payable under the annual cash incentive program to any named executive officer is 175% of his or her target cash incentive award amount.

2018 Corporate Performance Goals. For each named executive officer, the corporate financial performance goals for 2018, were based on the Company’s revenue and the Company’s adjusted EBITDA, among other adjustments, but excluding foreign currency exchange impact since the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement. Revenue was chosen as a metric to reward growth that is necessary to drive the multi-year performance objectives, while adjusted EBITDA was included to reward both revenue and profit growth, including control of expenses incurred in driving that growth, among other factors. The Company defines adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and other adjustments the Compensation Committee deemed appropriate.

The funding schedule for the portion of the annual cash incentive award based on the Company's financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (40% of target) (excluding foreign currency exchange impact)		Adjusted EBITDA (60% of target) (excluding foreign currency exchange impact)
2018 Revenue ($) (000)	Payout as % of Target	2018 Adjusted EBITDA ($) (000)	Payout as % of Target
≥ 391,644	165%	38,496	165%
384,523	152%	35,609	152%
377,402	139%	32,722	139%
370,282	126%	29,834	126%
363,161	113%	26,947	113%
356,040	100%	24,060	100%
345,359	75%	22,857	75%
334,678	50%	21,654	50%
< 334,678	—%	<21,654	—%

2018 cash incentives awards based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Adjusted EBITDA (excluding foreign currency exchange impact)
2018 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2018 Adjusted EBITDA ($) (000)	% Target Achieved	Payout as % of Target
367,500	121%	48%	23,800	94%	55%

The Company's revenue for 2018, based upon budgeted exchange rates and excluding impact of foreign currency exchange rates, was $367.5 million, resulting in a payout equal to 48% of target for the portion of the cash incentive award that is earned based on the Company’s revenue. The Company's pre-bonus Adjusted EBITDA for 2018, excluding impact of foreign currency exchange rate, was $23.8 million, resulting in a payout equal to 55% of target for the portion of the cash incentive award earned based on the Company’s Adjusted EBITDA.

2018 Cash Incentive Awards. Applying the factors and methodology described above, the Compensation Committee awarded the following cash incentive awards to our named executive officers, except for Mr. Moorehead whose cash incentive award for 2018 was determined by his employment agreement:

Named Executive Officer	Percentage of Target	2018 Cash Incentive Award ($)
Terrence O. Moorehead (1)	103%	$167,375
Gregory L. Probert (2)	103%	$636,540
Joseph W. Baty	103%	$212,738
Adriana Mendizábal	103%	$187,183

(1)    Pursuant to the employment agreement entered into between the Company and Mr. Moorehead effective September 14, 2018, Mr. Moorehead’s 2018 cash incentive award will be paid out at 100% of target and prorated based on the portion of 2018 during which he served as the Chief Executive Officer of the Company.
(2)    Mr. Probert’s employment with the Company terminated effective September 30, 2018. Mr. Probert also resigned from his position as chairman and director of the Company’s Board of Directors effective December 31, 2018. Mr. Probert's target annual cash incentive is comprised of 75% target based on his annual base salary by virtue of his employment and 25% target being agreed upon in the consulting agreement wherein Mr. Probert provided transition related services until December 31, 2018.

Long-Term Incentive Awards. We provide long-term incentive awards in the form of stock options and RSUs pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”).

2018 RSU Grants. The table below sets forth the grants of RSUs approved by the Compensation Committee in November 2017, which were granted on February 12, 2018. Fifty percent of the RSUs granted to the named executive officers in 2018 are subject to vesting conditions tied to the Company’s operating metrics. The Compensation Committee believes that performance-based equity rewards long-term decision making and value creation and aligns shareholder and management interests. The Compensation Committee believes revenue and adjusted EBITDA are effective measurements of the Company’s growth since minimum revenue levels to earn any performance RSU were set above prior levels, and adjusted EBITDA considers the cost of revenue and is a direct driver of shareholder value.

	Restricted Stock Units
	Subject to Time Based Vesting Conditions	Subject to Revenue Based Vesting Conditions
Name	(1)	(2)
Gregory L. Probert	30,000 (3)	30,000
Joseph W. Baty	10,000	10,000
Adriana Mendizábal	7,500	7,500

(1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Subject to Performance Based Vesting Conditions," vest upon achievement of pre-determined revenue targets starting at $400 million and adjusted EBITDA targets starting at $32 million over a rolling one-year period, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue or adjusted EBITDA target is achieved. The revenue and adjusted EBITDA targets must be achieved on or before June 30, 2021.

(3)	These shares were cancelled before vesting due to Mr. Probert’s employment with the Company being terminated effective September 30, 2018.

Pursuant to the employment agreement entered into between the Company and Mr. Moorehead effective September 14, 2018, Mr. Moorehead was granted 110,498 time-based vesting RSUs (grant value of roughly $1,000,000), which vest in three equal annual installments beginning on September 14, 2019.

2018 PRSU Grants. Mr. Moorehead’s employment agreement included an award of 149,172 performance-based restricted stock units (PRSU) that vest upon achieving certain 45-day volume weighted average stock price goals within a three-year performance period. Vesting occurs in equal installments at the following closing stock price milestones: $11.77; $14.48; $17.20; $19.91; $22.63; and $25.34.
After Mr. Moorehead began employment, the Compensation Committee approved PRSU awards to the other NEOs, excluding Mr. Probert, with substantially the same design as Mr. Moorehead. The rationale was to align the incentives of the other named executive officers with the incentives of Mr. Moorehead, and tie the new CEO to his management team and vice versa.
The NEO PRSUs vest in six equal installments upon achievement of the same six growth rate milestones under Mr. Moorehead’s PRSU awards, which are related to the 45-day volume-weighted average stock price of the Company’s common shares and must be obtained within a three-year performance period. Vesting in the six equal installments occurs at the following closing stock price milestones: $11.77; $14.48; $17.20; $19.91; $22.63; and $25.34. The table below sets forth the grants of PRSUs to the named executive officers approved by the Compensation Committee. The Compensation Committee believes that performance-based equity rewards long-term decision making and value creation and aligns shareholder and management interests.

Name	Performance Based Restricted Stock Units
Terrence O. Moorehead	149,172
Joseph W. Baty	36,000
Adriana Mendizábal	24,000

Executive Officer Benefits and Perquisites. Perquisites are not a significant component of our executive compensation program. In 2018, we provided each of our named executive officers the opportunity to receive up to $3,000 for tuition assistance; however, none of our executive officers elected to receive tuition assistance.

The Company provides Mr. Moorehead the following benefits, which are not provided to the other NEOs: (i) a $1,500 per month car allowance; (ii) reimbursement of the cost of an annual executive physical examination; and (iii) $1,000,000 in additional term life insurance coverage above what the Company provides to similarly situated employees.

CEO Hire Relocation Sign-on Award. In connection with attracting Mr. Moorehead as a new CEO and assisting with his relocation from New York to our Utah headquarters, the Company provided Mr. Moorehead a pre-tax $425,000 relocation signing bonus in October, 2018, which was subject to repayment if Mr. Moorehead did not relocate permanently to Utah within nine months of beginning employment. Mr. Moorehead satisfied the permanent relocation requirement. The relocation payment was a one-time payment and is not part of Mr. Moorehead’s ongoing future compensation.

Other Programs. Our executive officers, including our named executive officers, are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

Deferred Compensation Programs. The Company has adopted a non-qualified deferred compensation plan for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the non-qualified deferred compensation plan, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the non-qualified deferred compensation plan is comparable to similar plans offered by its competitors. The amounts deferred under the non-qualified deferred compensation plan for the named executive officers are reported below in the Non-qualified Deferred Compensation Table.

Stock Ownership Guideline. Each of the named executive officers is subject to stock ownership guidelines. Our Chief Executive Officer’s employment agreement contains a stock ownership guideline whereby Mr. Moorehead agrees to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the amount of $1.0 million. The stock ownership guidelines require the other named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary. Such equity position may be met by accumulating such equity through the vesting of future grants of stock options and RSUs, in addition to shares of the Company’s capital stock currently owned, and the vesting of existing grants of stock options and RSUs. All named executive officers satisfy the stock ownership guidelines.

Clawback Policy. The employment agreement with Mr. Probert, our prior Chief Executive Officer, includes a global incentive “clawback” provision pursuant to which, in the event that during the term of the employment agreement, and for a period of two years after the termination of the employment agreement, the Company is required to restate its financial statements due to material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, "Compensation"), during the period of time encompassed by the restatement and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two years. If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between the Company and Mr. Probert.

Hedging. Company policy prohibits executives from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements. We have entered into employment agreements with each of our named executive officers. We believe the employment agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Each employment agreement entitles the named executive officer to specific termination benefits if his or her employment is terminated under certain circumstances. A summary of the material terms of the employment agreements with each named executive officer, together with a quantification of the severance benefits payable under those agreements to each of the named executive officers named in the Summary Compensation Table may be found in the sections below entitled "Employment Agreements” and “Potential Payments upon Termination or Change in Control."

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), generally disallowed a tax deduction to public companies for compensation of more than $1.0 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the Internal Revenue Code and applicable Treasury Regulations. The TCJA retained the $1.0 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. “Covered employees” now also include any person who served as CEO or CFO at any time during a taxable year, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The compensation paid to our named executive officers for 2018, did not exceed the $1.0 million threshold per officer, except for Mr. Moorehead and Mr. Probert. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that, particularly in light of the changes under the TCJA , it is possible that the compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Notwithstanding the foregoing, the Compensation Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to enactment of the TCJA with respect to performance-based compensation in excess of $1.0 million payable under outstanding awards granted before November 2, 2017 (e.g., stock options and performance-based RSUs), in order for them to qualify for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the requirements for the transitional relief.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Robert D. Straus, Committee Chair
Robert Jia (Hongfei)
J. Christopher Teets
Jeffrey D. Watkins

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee, at any time during 2018, was an officer or employee of the Company. None of our named executive officers, with the exception of Mr. Probert and Mr. Moorehead, at any time during 2018, served on the Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.
Compensation Risk Assessment
The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.
In addition, the Company believes the stock ownership guidelines to which its named executive officers, including its Chief Executive Officer, are subject, moderate the incentive to take excessive risk.
Executive Compensation
The following compensation tables, including the summary compensation table, provide compensation information of our NEOs for the years ended December 31, 2018, 2017 and 2016. Information for the years ended December 31, 2017, and December 31, 2016, is not provided if a NEO first became a NEO for the year ended December 31, 2018.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)	Restricted Stock Unit Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Terrence O. Moorehead *	2018	162,500	167,375	—	1,705,591	473,268	2,508,734
Chief Executive Officer	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—
Gregory L. Probert **	2018	463,500	477,405	—	672,000	329,375	1,942,280
Former Chief Executive Officer	2017	618,000	—	—	745,250	19,594	1,382,094
	2016	618,000	309,309	—	447,000	19,519	1,393,828
Joseph W. Baty	2018	375,000	212,738	—	393,560	11,990	986,800
EVP, CFO & Treasurer	2017	375,000	—	—	474,250	15,744	864,944
	2016	64,904	17,810	—	456,049	13,622	552,385
Adriana Mendizábal	2018	363,462	187,183	—	281,040	13,868	845,553
Chief Marketing Officer & President	2017	311,139	31,281	—	173,975	11,879	528,724
NSP Americas	2016	293,868	133,181	—	58,310	11,509	496,868

*    Mr. Moorehead was appointed the Company’s Chief Executive Officer effective October 1, 2018.

**
Mr. Probert’s employment with the Company terminated effective September 30, 2018. Mr. Probert also resigned from his position as chairman and director of the Company’s Board of Directors effective December 31, 2018.

(1)
Amounts for 2018 include amounts that were deferred from the executive salaries into the 401(k) plan in 2018, as follows: Mr. Moorehead-$7,500; Mr. Probert-$18,500; Mr. Baty-$18,500; and Ms. Mendizábal-$18,500.

(2)	For a detailed discussion of payments made under the Company’s annual cash incentive program, see the section above entitled “Compensation Discussion and Analysis-Annual Cash Incentive.”

(3)
Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The aggregate grant date fair value of the 2018 Performance-Based RSUs, assuming achievement of the maximum performance level, would be: Mr. Moorehead-$705,584; Mr. Probert-$336,000; Mr. Baty-$281,560; and Ms. Mendizábal-$197,040.

(4)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2018. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Miscellaneous Other ($)	Total ($)
Terrence O. Moorehead	5,250	1,489	466,529 (A)	473,268
Gregory L. Probert	9,625	6,865	312,885 (B)	329,375
Joseph W. Baty	9,625	1,615	750 (C)	11,990
Adriana Mendizábal	9,625	3,493	750 (C)	13,868
(A) Includes $462,029 of relocation related expenses and $4,500 automobile allowance.
(B) Includes $312,135 of consulting costs during the period of transition to a new Chief Executive Officer from September 30, 2018 to December 31, 2018 and $750 of product credit.
(C) Includes $750 of product credit.

Grants of Plan-Based Awards in 2018
The following table provides certain summary information concerning each grant of an award made to the named executive officers in 2018, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Incentive Award Type (1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Terrence O. Moorehead	—	ACI	—	162,500	268,125	—	—	—	—	—
Terrence O. Moorehead	9/25/2018	PRSU (3)	—	—	—	24,832	149,172	—	—	705,584
Terrence O. Moorehead	9/25/2018	RSU (4)	—	—	—	—	—	—	110,498	1,000,007
Gregory L. Probert	—	ACI	123,600	618,000	1,019,700	—	—	—	—	—
Gregory L. Probert	2/12/2018	PRSU (5)	—	—	—	7,500	30,000	—	—	336,000
Gregory L. Probert	2/12/2018	RSU (6)	—	—	—	—	—	—	30,000	336,000
Joseph W. Baty	—	ACI	41,250	206,250	340,313	—	—	—	—	—
Joseph W. Baty	2/12/2018	PRSU (5)	—	—	—	2,500	10,000	—	—	112,000
Joseph W. Baty	2/12/2018	RSU (6)	—	—	—	—	—	—	10,000	112,000
Joseph W. Baty	12/5/2018	PRSU (7)	—	—	—	6,000	36,000	—	—	169,560
Adriana Mendizábal	—	ACI	36,346	181,731	299,856	—	—	—	—	—
Adriana Mendizábal	2/12/2018	PRSU (5)	—	—	—	1,875	7,500	—	—	84,000
Adriana Mendizábal	2/12/2018	RSU (6)	—	—	—	—	—	—	7,500	84,000
Adriana Mendizábal	12/5/2018	PRSU (7)	—	—	—	4,000	24,000	—	—	113,040

(1)	Award types are as follows:
ACI: Annual Cash Incentive Award
PRSU: Performance-Based RSUs

RSU: Time-Based RSUs

(2)
The amounts reported in these columns reflect potential payouts for 2018 under the Company’s cash incentive plan if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all performance metrics were at goal performance levels. The amounts reported in the Max column reflect the maximum cash incentive award payable under the annual cash incentive program, which is 165% of his or her Target for any named executive officer.

(3)
The PRSU grant vests 50% upon achievement, and the remaining 50% within one year of achievement, of pre-determined share price targets for the Company’s stock starting at $11.77 to $25.34 over a rolling 45-day period commencing after September 25, 2018, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before September 25, 2021.

(4)
The RSU grant vests in three equal annual installments over each year of service measured from September 25, 2018, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(5)
The PRSU grant vests upon achievement of pre-determined revenue targets starting at $400 million and adjusted EBITDA targets starting at $32 million over a rolling one-year period commencing after April, 2018, provided the executive remains in employment with the Company through the end of the last quarter in which the targets are achieved. The targets must be achieved on or before June 30, 2021.

(6)
The RSU grant vests in three equal annual installments over each year of service measured from February 12, 2018, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(7)
The PRSU grant vests upon achievement of pre-determined share price targets for the Company’s stock starting at $11.77 to $25.34 over a rolling 45-day period commencing after December 5, 2018, provided the executive remains in employment with the Company through the end of the last day in which the target is achieved. The share price targets must be achieved on or before December 5, 2021.

Outstanding Equity Awards at Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2018.

Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unearned Options Exercisable (#)	Number of Securities Underlying Unearned Options Unexercisable (#)	Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Terrence O. Moorehead	110,498	—	—	—	—	—	(1)
	149,172	—	—	—	—	—	(2)
Total	259,670	—	—	—	—	—

Gregory L. Probert	—	100,000	—	—	12.05	6/16/2021	(3)
	—	100,000	—	—	12.05	6/16/2021	(4)
	—	37,500	—	—	11.52	3/1/2022	(5)
	—	75,000	—	—	11.98	3/1/2022	(6)
	—	25,000	—	—	12.72	4/1/2023	(7)
	—	50,000	—	—	13.88	2/11/2024	(8)
	—	185,000	—	—	14.22	2/12/2025	(9)
	50,000	—	—	—	—	—	(10)
	10,000	—	—	—	—	—	(11)
	30,000	—	—	—	—	—	(12)
	18,334	—	—	—	—	—	(13)
	27,500	—	—	—	—	—	(14)
	30,000	—	—	—	—	—	(15)
	15,000	—	—	—	—	—	(16)
	15,000	—	—	—	—	—	(17)
Total	195,834	572,500	—	—	—	—

Joseph W. Baty	11,667	—	—	—	—	—	(18)
	11,667	—	—	—	—	—	(19)
	17,500	—	—	—	—	—	(14)
	10,000	—	—	—	—	—	(15)
	5,000	—	—	—	—	—	(16)
	5,000	—	—	—	—	—	(17)
	36,000	—	—	—	—	—	(20)
Total	96,834	—	—	—	—	—

Adriana Mendizábal	—	50,000	—	—	13.12	4/2/2022	(22)
	—	22,500	—	—	11.98	3/1/2022	(6)
	—	15,000	—	—	13.88	2/11/2024	(8)
	12,500	—	—	—	—		(10)
	1,167	—	—	—	—	—	(11)
	3,500	—	—	—	—	—	(12)
	2,334	—	—	—	—	—	(13)
	3,500	—	—	—	—	—	(14)
	5,000	—	—	—	—	—	(23)
	7,500	—	—	—	—	—	(15)
	3,750	—	—	—	—	—	(16)
	3,750	—	—	—	—	—	(17)
	24,000	—	—	—	—	—	(20)
Total	67,001	87,500	—	—	—	—
(1) RSUs vest in three equal annual installments over each year of service measured from September 25, 2018, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(2) RSUs vest 50% upon achievement, and the remaining 50% within one year of achievement, based upon the achievement of Company stock price targets of $11.77, $14.48, $17.20. $19.91, $22.63 and $25.34 price per share over a rolling 45-day period and must be achieved on or before September 25, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(3) Option vests in three equal installments achievement of 6.0%, 8.0% or 10.0% of operating income margins, adjusted for stock-based compensation expense, during four of five consecutive quarters.

(4)
Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(5)
Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company.

(6)
Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(7)
Options vested on April 1, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(8)
Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(9)
Option vests in three equal annual installments over each year of service measured from February 12, 2015, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(10) RSUs vest based upon the achievement of between $1.50, $2.50 and $3.50 earnings per shares over a rolling 4 quarter period and must be achieved on or before March 15, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(11) RSUs vest in three equal annual installments over each year of service measured from January 4, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(12) RSUs vest based upon the achievement of between $450.0 million and $500.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2019. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(13) RSUs vest in three equal annual installments over each year of service measured from January 3, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(14) RSUs vest based upon the achievement of between $500.0 million and $600.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2020. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(15) RSUs vest in three equal annual installments over each year of service measured from February 12, 2018, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(16) RSUs vest based upon the achievement of between $400.0 million and $450.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(17) RSUs vest based upon the achievement of between $32.0 million and $40.0 million Adjusted EBITDA over a rolling 4 quarter period and must be achieved on or before September 1, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(18) RSUs vest in three equal annual installments over each year of service measured from October 31, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(19) RSUs vest in three equal annual installments over each year of service measured from January 1, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(20) RSUs vest based upon the achievement of Company stock price targets of $11.77, $14.48, $17.20. $19.91, $22.63 and $25.34 price per share over a rolling 45-day period and must be achieved on or before December 5, 2021. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(21) Option vests in three equal annual installments over each year of service measured from March 11, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(22) Option vests in three equal annual installments over each year of service measured from April 4, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.
(23) RSUs vest in three equal annual installments over each year of service measured from August 31, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

Option Exercises and Stock Vested
The following table sets forth information for the named executive officers regarding the exercise of stock options and vesting of RSUs during the year ended December 31, 2018:

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terrence O. Moorehead	—	—	—	—
Gregory L. Probert	—	—	50,412	592,697
Joseph W. Baty	—	—	17,500	170,916
Adriana Mendizábal	—	—	11,374	126,835

Non-qualified Deferred Compensation
The table below shows the deferred compensation activity for each named executive officer during 2018 under the Company’s non-qualified deferred compensation plan.

Name	Executive Contributions in 2018($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2018 ($)
Terrence O. Moorehead	—	—	—	—
Gregory L. Probert	—	—	—	—
Joseph W. Baty	—	—	—	—
Adriana Mendizábal	—	(13,093)	—	135,232

Contribution amounts in the above table have been reflected in the 2018 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2018 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Employment Agreements
The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set the initial annual base salaries for each named executive officer, establish that each named executive officer is eligible to participate in the Company's executive annual cash incentive program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our named executive officers would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our named executive officers provide for a period during which he or she is subject to certain non-compete and non-solicitation covenants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The benefits and payments that the Company’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.
Potential Payments upon Certain Termination Scenarios
Voluntary Termination and Termination for Cause
If the employment of any of the Company’s named executive officers is voluntarily terminated or terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the named executive officer under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Termination Without Cause
Under our employment agreements with our named executive officers, in the event that his or her employment is terminated by the Company without “cause” or by the named executive officer for “good reason,” as those terms are defined in the employment agreements, the named executive officer would be entitled to the following benefits and payments:

•	Payment of all accrued and unpaid base salary through the date of such termination;

•
Monthly severance payments equal to one-twelfth of the named executive officer’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months; and

•
Reimbursement for the cost the named executive officer incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would such reimbursement for a period of 18 months.

Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
Except for Mr. Moorehead, a termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited. In the case of Mr. Moorehead, any unvested awards continue to vest for a period of 18 months after any termination without cause.
Termination Due to Death or Incapacity
If a named executive officer’s employment terminates due to death or incapacity, the employment agreements provide that such named executive officer would receive the same benefits and payments as if the employment had terminated without cause. Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.
Potential Payments upon Termination Following a Change in Control
Except in the case of the Chief Executive Officer, the Company’s employment agreements with the named executive officers do not provide for additional payments or benefits if a named executive officer is terminated in connection with, or following, a change in control event. The Company’s employment agreement with its Chief Executive Officer provides that if his employment is terminated in connection with a change in control event the Company will pay him both (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs.
The equity awards held by the named executive officers at the time of a change in control event will vest in full if (i) such equity awards are not replaced with similar equity securities of the surviving entity, or (ii) such equity awards are replaced with similar equity securities of the surviving entity and the employment of the named executive officer is terminated without cause, or terminated by the named executive officer for good reason, within 24 months after the date of the change in control event.
Potential Payments Upon Termination
The following table shows potential payments to the named executive officers, except to Mr. Probert, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2018, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

Name	Termination upon death or incapacity ($)		Termination without Cause ($)		Termination Following Change in Control
Terrence O. Moorehead
Base Salary Continuation	975,000		975,000		—
Continuation of Medical Insurance	18,000		18,000		—
Value of Accelerated Vesting(1)	2,116,311		—		2,116,311
Other Benefits	650,000	(2)	650,000	(2)	1,997,000	(3)
Total	3,759,311		1,641,300		4,113,311
Joseph W. Baty
Base Salary Continuation	375,000		375,000		—
Continuation of Medical Insurance	18,000		18,000		—
Value of Accelerated Vesting(1)	789,197		—		789,197
Total	1,182,197		393,000		789,197
Adriana Mendizábal
Base Salary Continuation	363,462		363,462		—
Continuation of Medical Insurance	18,000		18,000		—
Value of Accelerated Vesting(1)	546,058		—		546,058
Total	927,520		381,462		546,058

(1)	Represents the intrinsic value of accelerated vesting of all outstanding awards based on $8.15 closing price per share of Common Stock on December 31, 2018.

(2)
Mr. Moorehead would be entitled to a pro-rata bonus based on the number of full or partial calendar months he remained employed during the year in which such termination occurs. Assuming the termination of his employment was effective on December 31, 2018, Mr. Moorehead would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target, or 100% of Mr. Moorehead’s base salary.

(3)
If Mr. Moorehead is terminated without cause within eighteen months of a change in control of the Company, his employment agreement entitles him to receive (i) all accrued and unpaid base salary through the date of such termination and reimbursement of all then unreimbursed expenses, and (ii) an amount equal to one and one-half times (1.5x) his annual base salary and target bonus, and eighteen (18) months of COBRA premium payments, if he elects COBRA The amounts set forth above assumes a bonus for a full year paid at the target percentage.

Separation Agreement With Mr. Probert
On September 25, 2018, the Company and Mr. Probert entered into a letter agreement and a consulting service agreement. The letter agreement provided that Mr. Probert's employment with the Company was terminated effective September 30, 2018 . The letter agreement also provided that Mr. Probert's service as a member of the Company’s Board of Directors would end effective December 31, 2018. The consulting service agreement provided that Mr. Probert would continue to serve as a consultant to the Company through December 31, 2018. The letter agreement and consulting agreement provide for the payment of the following benefits:

•	Payment of Mr. Probert’s annual base salary for a period equal to 18 months beginning January 1, 2019 in accordance with his employment agreement.

•	Reimbursement of Mr. Probert’s costs for continued health insurance coverage under COBRA for a period equal to 18 months beginning January 1, 2019 in accordance with his employment agreement.

•	Payment of 100% of Mr. Probert’s annual target bonus for the 2018 fiscal year.

•
Any RSUs held or retained by Mr. Probert on the September 30, 2018 that are scheduled to vest on or before January 5, 2019, were retained by Mr. Probert and vested as if he remained employed through January 5, 2019;

•	All stock options exercisable as of the September 30, 2018 remained exercisable as applicable until the later of July 1, 2019.

Equity Compensation Plans
The following table contains information regarding the Company’s equity compensation plans as of December 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted‑average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,168,758	6.1	514,767

(1)
Consists of two plans: the 2012 Incentive Plan and the 2009 Incentive Plan. The 2012 Incentive Plan was approved by shareholders on August 1, 2012, and an amendment was approved by the Company’s shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note 12 of the Notes to Consolidated Financial Statements set forth in the 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the Annual Meeting. I urge you to vote as promptly as possible by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	NATHAN G. BROWER
March 22, 2019	Executive Vice President, General Counsel and Secretary